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                                    EXHIBIT 10.33

                              INDEMNIFICATION AGREEMENT

     INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of November 17, 1997 between PRIME GROUP REALTY, L.P., a Delaware limited partnership ("UpREIT"), and THE PRIME GROUP, INC., an Illinois corporation ("Prime").

          WHEREAS, the UpREIT has entered into that certain Tax Indemnification Agreement, dated as of November 17, 1997 (the "Nardi Tax Indemnity Agreement") with Stephen J. Nardi, an individual, Narco Enterprises, Inc., an Illinois corporation, and Nardi Group Limited, a Delaware corporation (collectively, the "Nardi Indemnitees");

          WHEREAS, the UpREIT has entered into that certain Tax Indemnification Agreement, dated as of November 17, 1997 (the "Hadesman Tax Indemnity Agreement") with Ed Hadesman, an individual, Edward S. Hadesman Trust Dated May 22, 1992, Edward S. Hadesman, Trustee; Grandville/Northwestern Management Corporation, an Illinois corporation; Carolyn B. Hadesman Trust Dated May 21, 1992, Carolyn B. Hadesman, Trustee; Lisa Hadesman 1991 Trust, Edward S. Hadesman, Trustee; Cynthia Hadesman 1991 Trust, Edward S. Hadesman, Trustee; Tucker B. Magid, an individual; Frances S. Shubert, an individual; Grandville Road Property, Inc., an Illinois corporation; and Sky Harbor Associates, an Illinois limited partnership (collectively, the "Hadesman Indemnitees");

     NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          Section 1. DEFINITIONS. For purposes of the Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement or either of the Hadesman Tax Indemnity Agreement or the Nardi Tax Indemnity Agreement (collectively, the "Tax Indemnity Agreements"); provided however for purposes of this Agreement the term "After-tax Basis" shall take into account all federal, applicable state and applicable local and municipal income taxes. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. Unless otherwise indicated, references in the Agreement to articles, Sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in or attached to this Agreement.

          Section 2. INDEMNIFICATION. Prime shall indemnify and hold harmless, on an After Tax Basis, UpREIT against any amount due and payable to a Nardi Indemnitee or a Hadesman Indemnitee pursuant to the Tax Indemnity Agreements ("Indemnity Payment"), determined after taking into account all deductions, credits, or other federal and applicable state income tax benefits then realized by UpREIT and resulting from (a) such Indemnity Payment, or (b) the receipt of any indemnity payment made under this Agreement.

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          Section 3.  NOTIFICATION/PAYMENT.

     (a) UpREIT shall notify Prime orally and in writing of as soon as possible of its receipt of any oral or written notification or written certificate described in Section 4 of each of the Hadesman Tax Indemnity Agreement or the Nardi Tax Indemnity Agreement.

     (b) UpREIT agrees to act in good faith to claim any tax benefits (including filing claims for refunds and amended tax returns) and take such other actions as may be reasonable to minimize the net amount of any indemnity payment due from Prime hereunder and to maximize the amount of its tax savings; PROVIDED, HOWEVER, that UpREIT shall not be required to take any action which, in its good faith judgment, would have any material adverse business consequences to it or to Prime Group Realty Trust. Prime shall have the right to timely and comprehensively review any computation of any Indemnity Payment received or prepared by UpREIT or the independent accounting firm described in
Section 4 of each Tax Indemnity Agreement.

     (c) Any payment due to UpREIT pursuant to this Section 2 shall be paid upon the time an Indemnity Payment is due under the respective Tax Indemnity Agreement.

          Section 4. EXCLUSIONS.

     Notwithstanding the foregoing, Prime shall not have any liability for indemnification under this Agreement to the extent the amount otherwise indemnifiable is payable by UpREIT as a result of one or more of the following:

          (a) The failure of UpREIT (or any of its Affiliates, other than Prime) to use its best efforts to avoid liability to a Hadesman Indemnitee or Nardi Indemnitee under the Tax Indemnity Agreements (including, without limitation, the failure to pursue a like kind exchange under Code Section 1031 in respect of the transaction that gave rise to the Indemnity Payment);

          (b) The gross negligence or the willful misconduct of UpREIT (or any of its Affiliates, other than Prime);

          (c) The breach by UpREIT (or any of its Affiliates, other than Prime) of any of its representations, warranties or covenants under this Agreement or any Tax Indemnity Agreement.

          Section 5.  CONTESTS.

          (a) To the extent that UpREIT is permitted or has any discretion under the relevant Tax Indemnity Agreement to contest an issue that may result in Prime owing UpREIT an Indemnity Payment, or otherwise to make decisions or give its consent in respect of such contest or any other matter within such Tax Indemnity Agreement that could affect Prime's obligation to indemnity UpREIT under this Agreement, UpREIT (i) shall take direction from Prime (which shall be given on a timely basis) in respect of all such decisions, discretion or consents relating to such

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contest or matters, and (ii) shall permit Prime to have access to all information and to participate in all proceedings, as it deems necessary in its sole reasonable discretion, in order to give the direction to Prime described in clause (i).

          (b) Notwithstanding the foregoing, UpREIT will have no obligation to take direction from Prime in respect of a contest which could result in Prime owing UpREIT indemnification under this Agreement (i) without Prime paying when due, reasonable third-party costs and out-of-pocket expenses including reasonable legal, witness and accounting fees and other expenses and, in the case of proceedings before the Court of Federal Claims or Federal District Court, the amount of tax (and any applicable interest and penalties) for which refund is claimed, or (ii) to the extent UpREIT waives in writing Prime's obligation to indemnify UpREIT for such items, in which case all third-party costs and out-of-pocket expenses described in clause (i) thereafter incurred and all taxes would be paid by UpREIT.

          Section 6. TAX SAVINGS.

          (a)  In the event that Prime makes an indemnity payment pursuant to
Section 3, if UpREIT shall realize with respect to any year, any federal, applicable state or applicable local or municipality income tax savings that would not have been realized but for either UpREIT's receipt of such payment or the related Indemnity Payment (which tax savings were not taken into account in calculating Prime's indemnity payment to UpREIT), UpREIT shall pay to Prime, on an After-Tax Basis, an amount equal to the actual net reduction in federal and applicable state income tax actually realized by UpREIT; provided, however, that in no event shall UpREIT be required to pay Prime more, on an aggregate basis, than the aggregate Indemnity Payments it receives from Prime.

          (b) In the event that UpREIT receives a payment from a Nardi Indemnitee in respect of a tax savings under Section 7 of the Nardi Tax Indemnity Agreement, UpREIT shall pay to Prime such an amount.

          (c) Any payment due to Prime pursuant to this Section 6 shall be paid within ten business days after UpREIT has received the corresponding payment from a Nardi Indemnitee or Hadesman Indemnitee; PROVIDED, HOWEVER, that (i) obligations of Prime and UpREIT under this Agreement will first be set off against each other, and (ii) any loss of such tax savings by UPREIT subsequent to the year of realization shall be indemnifiable pursuant to the provisions of this Agreement.

          Section 7. STATE TAX. For purposes of this Agreement, each of UpREIT and Prime will be treated as recognizing any taxable income, realizing any deductions, credits or other income tax benefits, having the same tax savings and having the same tax attributes and status for applicable state income tax purposes at the same time, in the same amount and in the same manner, as such person does for federal income tax purposes.

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          Section 8.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          Section 9. NOTICES. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be given in the manner described in
Section 14.1 of the Partnership Agreement.

          Section 10. SUCCESSORS AND ASSIGNS. The terms of this Tax Indemnification Agreement may not be assigned without the written consent of the non-assigning party.

          Section 11. MISCELLANEOUS. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Officers thereunto duly authorized as of the day and year first above written.

                              PRIME GROUP REALTY, L.P.

                              By:  PRIME GROUP REALTY TRUST
                              Its: Managing General Partner

                              By: /s/ Richard S. Curto
                                 ---------------------------
                                    Name: Richard S. Curto
                                    Title: President and CEO


                              THE PRIME GROUP, INC.


                              By:    /s/ Michael W. Reshcke
                                 ---------------------------------
                                    Name: Michael W. Reschke
                                    Title: Chairman of the Board


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